Exhibit 3.3

CERTIFICATE OF MERGER

The undersigned do hereby state and certify as follows:

1.	The Constituent Corporations are: DynaResource, Inc., (the “Acquiring Corporation”); a Delaware Corporation; and West Coast Mines, Inc., (the “Disappearing Corporation”), a California Corporation.

2.	An Agreement of Merger between the Acquiring Corporation and the Disappearing Corporation above, has been as of January 15, 1998, approved, adopted, executed, certified, and acknowledged; in accordance with Section 252 of the General Corporation Laws of the State of Delaware.

3.	The Acquiring Corporation is the surviving Corporation and its name shall be DYNARESOURCE, INC.

4.	No Amendments to the Certificate of Incorporation of the Acquiring Corporation are required by the Agreement of Merger, and subsequent to the Merger, the Certificate of Incorporation of the Acquiring Corporation shall be its Certificate of Incorporation.

5.	The executed Agreement of Merger is on file at the principle place of business of the Acquiring Corporation, which is: The Towers at Williams Square, 5215 N. O’Connor Blvd., Suite 200, Irving, Texas 75039.

6.	A copy of the executed Agreement of Merger will be furnished by the Acquiring Corporation on request and without cost, to any Shareholder of the Disappearing Corporation or to any Shareholder of the Acquiring Corporation.

7.	The Disappearing Corporation’s Capitalization consists of 50,000,000 Authorized Shares of $.0001 Par Value Common Stock.

Each of the undersigned do hereby declare under the Penalty of Perjury, that he signed the foregoing Certificate in the Official Capacity set forth under his Signature below; and that the statements set forth in this Certificate are true and accurate of his own knowledge.

Signed as of February 3, 1998. DYNARESOURCE, INC.

/s/ K.D. Diepholz
Koy (K.D.) Diepholz
President